FOR IMMEDIATE RELEASE:
Contact:

F. Michael Johnson                              Scott M. Patterson
Chief Financial Officer				                     Secretary
South Alabama Bancorporation, Inc.		            The Peoples BancTrust Company
100 St. Joseph Street                           310 Broad Street
Mobile, Alabama  36601				                      Selma, Alabama  36701
(334) 431-7813					                             (334) 418-8268



  SOUTH ALABAMA BANCORPORATION, INC. AND THE PEOPLES BANCTRUST COMPANY, INC. AGREE TO TERMINATE MERGER AGREEMENT


Mobile and Selma, Alabama, March 27, 2001 - W. Bibb Lamar, Jr., President and Chief Executive Officer of South Alabama Bancorporation, Inc. (Nasdaq SmallCap:
SABC), and Richard P. Morthland, Chairman and Chief Executive Officer of The Peoples BancTrust Company, Inc. (Nasdaq SmallCap: PBTC), jointly announced today that the companies have agreed to terminate their Agreement and Plan of Merger by mutual consent, subject to final ratification by the boards of directors of both companies.

Pursuant to the merger agreement, which had been unanimously approved by the boards of both companies, Peoples and South Alabama would have combined in a "merger of equals." The companies mutually agreed that such a merger at this time was not in the best interests of their shareholders, customers and employees, as well as the communities they serve.

South Alabama Bancorporation, which has total assets of approximately $575 million and is headquartered in Mobile, Alabama, is the parent company of South Alabama Bank in Mobile and Baldwin Counties, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company, Inc. The Peoples BancTrust Company, which has total assets of approximately $670 million and is headquartered in Selma, Alabama, is the parent company of The Peoples Bank and Trust Company.